Exhibit 99.1

SAIC Announces Third Quarter of Fiscal Year 2023 Results

•Net bookings of $2.0 billion resulting in a book-to-bill of 1.1x in the quarter
•Revenues of $1.91 billion; 1% revenue growth
•Diluted earnings per share: $1.45; Adjusted diluted earnings per share(1): $1.90
•Company increases revenue and adjusted diluted EPS(1) guidance for fiscal year 2023

RESTON, VA, December 5, 2022—Science Applications International Corporation (NYSE: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the third quarter ended October 28, 2022.

“Our results reflect continued strong performance from the team with notable momentum in new business capture and on-contract growth,” said SAIC CEO Nazzic Keene. “We are confident that the investments we are making - both internally and via our capital deployment program - are aligned with maximizing long-term shareholder value. This is our focus and will allow us to provide opportunities to grow for our incredibly talented employees while delivering excellence to our customers.”

Third Quarter of Fiscal Year 2023: Summary Operating Results

	Three Months Ended				Nine Months Ended
	October 28, 2022	Percent change		October 29, 2021	October 28, 2022	Percent change		October 29, 2021
	(in millions, except per share amounts)
Revenues	$1,909	1%		$1,898	$5,736	2%		$5,612
Operating income	133	17%		114	383	2%		377
Operating income as a percentage of revenues	7.0%	100	bps	6.0%	6.7%	—	bps	6.7%
Adjusted operating income(1)	136	8%		126	395	(4)%		413
Adjusted operating income as a percentage of revenues	7.1%	50	bps	6.6%	6.9%	-50	bps	7.4%
Net income attributable to common stockholders	80	13%		71	226	(3)%		234
EBITDA(1)	168	6%		159	498	(1)%		505
EBITDA as a percentage of revenues	8.8%	40	bps	8.4%	8.7%	-30	bps	9.0%
Adjusted EBITDA(1)	170	(1)%		171	509	(6)%		540
Adjusted EBITDA as a percentage of revenues	8.9%	-10	bps	9.0%	8.9%	-70	bps	9.6%
Diluted earnings per share	$1.45	19%		$1.22	$4.04	1%		$4.01
Adjusted diluted earnings per share(1)	$1.90	3%		$1.85	$5.53	(4)%		$5.76
Net cash provided by operating activities	$128	(4)%		$134	$387	(7)%		$415
Free cash flow(1)	$122	(2)%		$124	$309	(17)%		$373

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Third Quarter Summary Results
Revenues for the quarter increased $11 million or 1% compared to the same period in the prior year primarily due to ramp up on new and existing contracts, partially offset by contract completions and lower accelerated amortization on certain off-market liability contracts.
Operating income as a percentage of revenues increased from the comparable prior year period primarily due to lower acquisition and integration costs and indirect costs, partially offset by lower accelerated amortization on certain off-market liability contracts.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 8.9% from 9.0% for the same period in the prior year primarily due to lower revenue resulting from accelerated amortization on certain off-market liability contracts and net unfavorable changes in contract estimates, partially offset by lower indirect costs.
Diluted earnings per share for the quarter was $1.45 compared to $1.22 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.90 compared to $1.85 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 55.5 million from 58.0 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the third quarter were $128 million, a decrease of $6 million compared to the prior year quarter, primarily due to the timing of customer collections and other changes in working capital, partially offset by the first installment of the deferred payroll taxes allowed under the CARES Act paid in the prior year.
Free cash flow(1) for the third quarter decreased by $2 million from the prior year quarter to $122 million, primarily due to the timing of customer collections and other changes in working capital, partially offset by the first installment of the deferred payroll taxes allowed under the CARES Act paid in the prior year.
During the quarter, SAIC deployed $86 million of capital, consisting of $59 million of plan share repurchases, $21 million in cash dividends, and $6 million of capital expenditures. In addition, SAIC made $90 million of voluntary debt repayments during the quarter.
Quarterly Dividend Declared
As previously announced, subsequent to the end of the quarter, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on January 27, 2023 to stockholders of record on January 13, 2023. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Backlog and Contract Awards
Net bookings for the quarter were approximately $2.0 billion, which reflects a book-to-bill ratio of 1.1 and a trailing twelve months book-to-bill ratio of 1.1. SAIC’s estimated backlog at the end of the quarter was approximately $24.4 billion. Of the total backlog amount, approximately $4.0 billion was funded.
Notable New Business Awards:
U.S. Army Space and Missile Defense Command: SAIC was awarded a $208 million Scenarios Training Operation Research and Modeling and Simulation (STORMS) contract by the U.S. Army Space and Missile Defense Command (USASMDC) to assist in the areas of space, space control, high altitude, air and missile defense, and associated cyberspace operations. Under this task order, SAIC will provide studies and analysis associated with campaign and theater-level modeling and simulation development, sustainment and execution as well as data mining.
Notable Recompete Awards:
U.S. Army Space and Missile Defense Command: SAIC was awarded a follow-on contract Decision Support Division (DSD) Integrated Air Missile and Network Defense and Space Support (DIAMNDSS) III valued at $181 million. Under the task order, SAIC will continue to provide system utility analysis and combat development in support of the warfighter through analysis, execution experiments, exercises and war games, and modeling and simulation development and integration support.
Notable Space and Intelligence Community Awards:
U.S. Space and Intelligence Community: SAIC was awarded approximately $950 million of contract awards by space and intelligence community organizations during the quarter. These awards represent a combination of new business and recompetes.
SAIC was awarded the following contracts subsequent to the end of the quarter which are not included in the current quarter net bookings and book-to-bill:
U.S. Army Enterprise Service Desk: SAIC was awarded a contract to continue providing software development and management services for the U.S. Army Enterprise Service Desk (AESD). The single-award contract has an estimated ceiling value of $757 million. Under this contract, SAIC will continue existing AESD operations, optimize Army Enterprise Service Management Framework (AESMF) service delivery processes, and expand the functionality provided by the software as a service (SaaS) environment via optional capabilities. SAIC will also migrate legacy IT service management systems to a modern IT Service Management platform using ServiceNow®. Additionally, SAIC will provide service desk solutions to include service desk support for voice, messaging, video teleconferencing, computing, network infrastructure, customer support and information assurance support to the Army.
Other Notable News
SAIC Recognized for Commitment to Hiring Veterans: SAIC has received multiple acknowledgments for its commitment to military veterans, including being named on Forbes list of 2022 America’s Best Employers for Veterans. Additionally, SAIC ranked #7 on the Military.com list of Top 25 Veteran Employers and was recently recognized as a first-time recipient of the Gold HIRE Vets Medallion Award from the Department of Labor (DOL). "One out of four of our employees are veterans, who selflessly answered the call to serve our nation,” said Nazzic Keene, Chief Executive Officer at SAIC. “We are honored to receive recognition from Forbes and the Department of Labor for our commitment to military veterans and their families. I am thankful for our veterans that continue their service to our nation, bringing their exceptional talent and experiences to support our customers.”
SAIC Raises More Than $350,000 to Help Address Food Insecurity During Hunger Action Month: SAIC announced the Company raised more than $350,000, equivalent to more than 3.5 million meals, to combat food insecurity during Hunger Action Month in September. Through SAIC’s partnership with Feeding America®, SAIC’s contribution will provide meals to people in need, address food waste and promote awareness of the issue of hunger in America.
SAIC to Provide $1.5 Million to Alabama School of Cyber Technology and Engineering: SAIC announced a $1.5 million commitment to the Alabama School of Cyber Technology and Engineering (ASCTE) towards the school’s mission of educating the cyber technology and engineering workforce of the future. ASCTE is one of Alabama’s leading magnet schools in the fields of science, technology, engineering and math (STEM) education. “We are eager to invest in future SAIC leaders from Alabama,” said Greg Fortier, vice president of the Army Fires, Aviation and Missile Defense Operation at SAIC. “For more than 50 years, SAIC has been a staunch advocate and supporter of schools like the Alabama School of Cyber Technology and Engineering. Our commitment ensures students have access to programs and tools that will position them to become skilled leaders in the field of science, technology, engineering and math.”
SAIC Named to Advanced Battle Management System Digital Infrastructure Consortium: SAIC has been named to the Advanced Battle Management System (ABMS) Digital Infrastructure Consortium developing digital capabilities that enable multi-domain operations for the Air Force, Space Force, and Joint Force. ABMS will accelerate the fielding of new battle management capabilities, utilizing the best industry has to offer to enable our joint and coalition forces to counter the evolving threat. As part of the Digital Infrastructure Consortium, SAIC will collaborate with other members to integrate modern capabilities leveraging digital engineering. These modern capabilities will become the foundation for the Department of the Air Force’s contribution to the JADC2 concept.

Fiscal Year 2023 Guidance
The table below summarizes fiscal year 2023 guidance and represents our views as of December 5, 2022.

	Current Fiscal Year	Prior Fiscal Year
	2023 Guidance	2023 Guidance
Revenue	Approximately $7.6 billion	$7.50 billion to $7.55 billion
Adjusted EBITDA Margin(1)	Approximately 8.9%	Approximately 8.9%
Adjusted Diluted EPS(1)	$7.05 to $7.20	$7.00 to $7.20
Free Cash Flow(1)	$500 million to $520 million	$500 million to $530 million

Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on December 5, 2022. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective, and efficient solutions that are critical to achieving our customers' missions.
We are approximately 26,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com
(1)Non-GAAP measure, see Schedule 5 for information about this measure.

GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS or adjusted EBITDA margin to GAAP net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including, but not limited to, amortization of acquired intangible assets and acquisition, integration and restructuring costs. As a result, the Company is not able to forecast GAAP diluted EPS or GAAP net income with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2022	October 29, 2021	October 28, 2022	October 29, 2021
	(in millions, except per share amounts)
Revenues	$1,909	$1,898	$5,736	$5,612
Cost of revenues	1,688	1,685	5,070	4,950
Selling, general and administrative expenses	87	87	272	252
Acquisition and integration costs	1	12	11	36
Other operating income	—	—	—	(3)
Operating income	133	114	383	377
Interest expense	30	26	87	79
Other (income) expense, net	3	—	6	(3)
Income before income taxes	100	88	290	301
Provision for income taxes	(20)	(17)	(62)	(66)
Net income	$80	$71	$228	$235
Net income attributable to non-controlling interest	—	—	2	1
Net income attributable to common stockholders	$80	$71	$226	$234
Weighted-average number of shares outstanding:
Basic	55.0	57.5	55.6	57.8
Diluted	55.5	58.0	56.0	58.4
Earnings per share:
Basic	$1.45	$1.24	$4.06	$4.05
Diluted	$1.45	$1.22	$4.04	$4.01

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 28, 2022	January 28, 2022
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$53	$106
Receivables, net	1,059	1,015
Inventory, prepaid expenses and other current assets	135	142
Total current assets	1,247	1,263
Goodwill	2,911	2,913
Intangible assets, net	1,040	1,132
Property, plant, and equipment, net	95	100
Operating lease right of use assets	166	209
Other assets	169	129
Total assets	$5,628	$5,746
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$819	$840
Accrued payroll and employee benefits	396	364
Long-term debt, current portion	15	148
Total current liabilities	1,230	1,352
Long-term debt, net of current portion	2,358	2,370
Operating lease liabilities	155	192
Other long-term liabilities	189	203
Equity:
Total common stockholders' equity	1,686	1,619
Non-controlling interest	10	10
Total stockholders' equity	1,696	1,629
Total liabilities and stockholders' equity	$5,628	$5,746

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2022	October 29, 2021	October 28, 2022	October 29, 2021
	(in millions)
Cash flows from operating activities:
Net income	$80	$71	$228	$235
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37	44	118	123
Amortization of off-market customer contracts	(6)	(13)	(12)	(30)
Amortization of debt issuance costs	2	2	8	6
Deferred income taxes	(7)	10	(29)	41
Stock-based compensation expense	12	11	35	35
Gain on divestitures	—	—	—	(2)
Impairment of assets	—	—	—	10
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables	(23)	(43)	(44)	(123)
Inventory, prepaid expenses and other current assets	—	18	7	28
Other assets	—	—	5	(8)
Accounts payable and accrued liabilities	(50)	5	(21)	47
Accrued payroll and employee benefits	59	25	32	45
Income taxes payable	23	—	59	—
Operating lease assets and liabilities, net	(1)	1	(1)	4
Other long-term liabilities	2	3	2	4
Net cash provided by operating activities	128	134	387	415
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(6)	(10)	(18)	(27)
Purchases of marketable securities	(1)	(2)	(5)	(5)
Sales of marketable securities	1	2	3	4
Cash paid for acquisitions, net of cash acquired	—	(3)	—	(247)
Proceeds from divestitures	—	—	—	8
Other	—	(3)	(3)	(5)
Net cash used in investing activities	(6)	(16)	(23)	(272)
Cash flows from financing activities:
Dividend payments to stockholders	(21)	(21)	(63)	(65)
Principal payments on borrowings	(205)	(23)	(780)	(84)
Issuances of stock	4	4	12	12
Stock repurchased and retired or withheld for taxes on equity awards	(60)	(63)	(208)	(154)
Proceeds from borrowings	115	—	630	116
Debt issuance costs	(1)	—	(6)	—
Distributions to non-controlling interest	—	—	(2)	(1)
Net cash used in financing activities	(168)	(103)	(417)	(176)
Net (decrease) increase in cash, cash equivalents and restricted cash	(46)	15	(53)	(33)
Cash, cash equivalents and restricted cash at beginning of period	108	142	115	190
Cash, cash equivalents and restricted cash at end of period	$62	$157	$62	$157

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	October 28, 2022	July 29, 2022	January 28, 2022
	(in millions)
Funded backlog	$4,019	$3,630	$3,491
Negotiated unfunded backlog	20,413	$20,695	20,601
Total backlog	$24,432	$24,325	$24,092
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite-delivery, indefinite-quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Nine Months Ended
	October 28, 2022	October 29, 2021	October 28, 2022	October 29, 2021
	(in millions)
Net income	$80	$71	$228	$235
Interest expense and loss on sale of receivables	32	27	91	81
Interest income	(1)	—	(1)	—
Provision for income taxes	20	17	62	66
Depreciation and amortization	37	44	118	123
EBITDA(1)	168	159	498	505
EBITDA as a percentage of revenues	8.8%	8.4%	8.7%	9.0%
Acquisition and integration costs	1	12	11	36
Restructuring and impairment costs	5	1	7	1
Depreciation included in acquisition and integration costs and restructuring and impairment costs	(1)	—	(1)	(1)
Recovery of acquisition and integration costs and restructuring and impairment costs	(3)	(1)	(6)	(1)
Adjusted EBITDA(1)	$170	$171	$509	$540
Adjusted EBITDA as a percentage of revenues	8.9%	9.0%	8.9%	9.6%

Operating income	$133	$114	$383	$377
Operating income as a percentage of revenues	7.0%	6.0%	6.7%	6.7%
Acquisition and integration costs	1	12	11	36
Restructuring and impairment costs	5	1	7	1
Recovery of acquisition and integration costs and restructuring and impairment costs	(3)	(1)	(6)	(1)
Adjusted operating income(1)	$136	$126	$395	$413
Adjusted operating income as a percentage of revenues	7.1%	6.6%	6.9%	7.4%

EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Halfaker, Koverse, and Unisys Federal. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended		Nine Months Ended
	October 28, 2022	October 29, 2021	October 28, 2022	October 29, 2021
Diluted earnings per share	$1.45	$1.22	$4.04	$4.01

Acquisition and integration costs and restructuring and impairment costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.05	0.21	0.21	0.62
Tax effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	(0.01)	(0.04)	(0.04)	(0.12)
Net effect of acquisition and integration costs and restructuring and impairment costs, divided by diluted WASO	0.04	0.17	0.17	0.50

Amortization of intangible assets, divided by diluted WASO	0.52	0.57	1.68	1.61
Tax effect of amortization of intangible assets, divided by diluted WASO	(0.11)	(0.11)	(0.36)	(0.36)
Net effect of amortization of intangible assets, divided by diluted WASO	0.41	0.46	1.32	1.25

Adjusted diluted earnings per share(1)	$1.90	$1.85	$5.53	$5.76
Adjusted diluted earnings per share is a performance measure that excludes acquisition and integration costs, impairments, restructuring costs, and any other material non-recurring costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions of Halfaker, Koverse, and Unisys Federal. The acquisition and integration costs and restructuring and impairment costs are net of the portion of costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Nine Months Ended
	October 28, 2022	October 29, 2021	October 28, 2022	October 29, 2021
	(in millions)
Net cash provided by operating activities	$128	$134	$387	$415
Expenditures for property, plant, and equipment	(6)	(10)	(18)	(27)
Cash used (provided) by MARPA Facility	—	—	(60)	(15)
Free cash flow(1)	$122	$124	$309	$373

FY23 Guidance
(in millions)
Net cash provided by operating activities	$535 to $555
Expenditures for property, plant, and equipment	Approximately $35
Free cash flow(1)	$500 to $520
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.